Filed Pursuant to Rule 433

Registration Statement No. 333-180880

May 2, 2012

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

$1,000,000,000 4.125% SENIOR NOTES DUE MAY 15, 2022

Summary of Terms for Issuance

Issuer:	Telefonaktiebolaget LM Ericsson (publ)

Security:	4.125% Senior Notes due May 15, 2022

Ranking:	Senior Unsecured

Principal Amount:	US$ 1,000,000,000

Maturity Date:	May 15, 2022

Trade Date:	May 2, 2012

Settlement Date:	May 9, 2012 (T+5)

Coupon:	4.125% per annum

Coupon Payment Dates:	Semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2012 to and including the maturity date.

Spread to Benchmark:	225bps

Reference Benchmark:	2.000% UST due 15 February, 2022

Reference Benchmark Yield and Price:	1.926% 100-21

Re-offer Yield:	4.176%

Price to Public:	99.585% of principal amount

Proceeds to Issuer:	US$ 991,350,000

Make-Whole Spread:	35bps

Expected Security Ratings:*	A3/ BBB+ (Moody’s / S&P)

CUSIP/ISIN:	294829 AA4/US294829AA48

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about May 9, 2012, which is the fifth business day after the date hereof. Under Rule 15c6-1 of the Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of such trade to prevent a failed settlement and should consult their own adviser.

Telefonaktiebolaget LM Ericsson (publ) has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Telefonaktiebolaget LM Ericsson (publ) and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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